UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 3

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of

The Securities Exchange Act of 1934

MRI Interventions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	58-2394628
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

MRI Interventions, Inc.

One Commerce Square, Suite 2550

Memphis, TN 38103

(Address of principal executive offices)

Registrant’s telephone number, including area code: (901) 522-9300

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
N/A	N/A

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock, $0.01 par value per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑

EXPLANATORY NOTE

This amendment is being filed solely to file certain exhibits to the registration statement as indicated in the exhibit index incorporated by reference into Item 15 of this amendment. Other than the addition of exhibits and corresponding changes to the exhibit index and signature page, the remainder of the Form 10 is unchanged.

Item 15.	Financial Statements and Exhibits

(b)	Exhibits

Number	Description
3.1**	Amended and Restated Certificate of Incorporation, as amended

3.2**	By-laws, as amended

3.3**	Form of Amended and Restated Certificate of Incorporation of MRI Interventions, Inc. to be effective upon the effectiveness of this registration statement

3.4**	Form of Amended and Restated Bylaws of MRI Interventions, Inc. to become effective upon the effectiveness of this registration statement

3.5**	Third Amended and Restated Investor Rights’ Agreement dated September 20, 2006

3.6**	Certificate of Designation, Preferences and Rights of Series A Convertible Preferred Stock, as amended

3.7**	Form of Subscription Agreement for 10% Secured Convertible Promissory Note Due 2014

4.1	Reference is made to Exhibits 3.1, 3.2, 3.3, 3.4, 3.5, 3.6 and 3.7

4.2**	Specimen of Common Stock Certificate

4.3**	Form of 10% Senior Unsecured Convertible Note Due 2012

4.4**	Form of Junior Secured Promissory Note Due 2020, as amended by that certain Omnibus Amendment dated as of April 5, 2011, as further amended by that certain Second Omnibus Amendment dated as of October 14, 2011

4.5**	10% Subordinated Secured Convertible Note Due 2016 issued to Brainlab AG, as amended

4.6**	Form of Unsecured Convertible Promissory Note Due 2013, as amended

4.7**	Form of 10% Secured Convertible Promissory Note Due 2014

4.8**	Form of Amendment to 10% Senior Unsecured Convertible Note Due 2012

10.1**	1998 Stock Option Plan

10.2**	2007 Stock Incentive Plan

10.3**	Amended and Restated Key Personnel Incentive Program

10.4**	2010 Incentive Compensation Plan

10.5**	2010 Non-Qualified Stock Option Plan

10.6**	Junior Security Agreement by and between MRI Interventions, Inc. and Landmark Community Bank, in its capacity as collateral agent, dated as of November 5, 2010, as amended by that certain First Amendment dated April 5, 2011, and as further amended by that certain Second Amendment dated October 14, 2011

10.7**	Security Agreement by and between MRI Interventions, Inc. and Landmark Community Bank, in its capacity as collateral agent, dated as of October 14,2011

10.8**	Form of Indemnification Agreement

10.9†**	License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around June 20, 1998, as amended by that certain Amendment to License Agreement dated as of January 15, 2000, and as further amended by that certain Addendum to License Agreement entered into on or around December 7, 2004

10.10†**	License Agreement by and between SurgiVision, Inc. and The Johns Hopkins University entered into on or around December 7, 2006

10.11†	Technology License Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Omnibus Amendment dated June 30, 2007, as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.12†	System and Lead Development and Transfer Agreement dated as of December 30, 2005 by and between SurgiVision, Inc. and Boston Scientific Neuromodulation Corporation (formerly known as Advanced Bionics Corporation), as amended by that certain Amendment No. 1 dated May 31, 2006, as further amended by that certain Omnibus Amendment dated June 30, 2007, as further amended by that certain Omnibus Amendment #2 dated March 19, 2008

10.13†**	Technology License Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

10.14†**	Development Agreement dated as of March 19, 2008 by and between SurgiVision, Inc. and Cardiac Pacemakers, Inc.

10.15†	Cooperation and Development Agreement, dated as of May 4, 2009, by and between SurgiVision, Inc. and Siemens Aktiengesellschaft, Healthcare Sector

10.16**	Consulting Agreement with Dr. Paul Bottomley

10.17†	Co-Development and Distribution Agreement dated as of April 5, 2011 by and between SurgiVision, Inc. and Brainlab AG, as amended by that certain First Amendment dated as of July 18, 2011

10.18†**	Master Security Agreement dated April 5, 2011 by and between SurgiVision, Inc. and Brainlab AG

10.19†**	Patent License Agreement – Nonexclusive entered into on or around April 27, 2009 by and between SurgiVision, Inc. and National Institutes of Health

10.20†	Master Services and Licensing Agreement dated as of July 20, 2007 by and between SurgiVision, Inc. and Cedara Software Corp., as amended by that certain First Amendment dated January 18, 2011

10.21†**	Exclusive License Agreement entered into on or around June 30, 2008 by and between SurgiVision, Inc. and The Johns Hopkins University

10.22†**	Exclusive License Agreement entered into on or around June 30, 2008 by and between SurgiVision, Inc. and The Johns Hopkins University

10.23†**	Exclusive License Agreement entered into on or around June 30, 2008 by and between SurgiVision, Inc. and The Johns Hopkins University

10.24**	Loan Agreement dated as of October 16, 2009 by and between SurgiVision, Inc. and Boston Scientific Corporation

10.25†**	Patent Security Agreement dated as of October 16, 2009 by and between SurgiVision, Inc. and Boston Scientific Corporation

10.26†	Research Agreement by and between SurgiVision, Inc. and The University of Utah entered into on or around July 2, 2007, as amended by that certain First Amendment to the Research Agreement entered into on or around January 8, 2008, as further amended by that certain Second Amendment to the Research Agreement dated April 24, 2009, as further amended by that certain Third Amendment to the Research Agreement dated May 1, 2009, as further amended by that certain Fourth Amendment to the Research Agreement entered into on or around February 25, 2010, as further amended by that certain Fifth Amendment to the Research Agreement dated December 31, 2010, and as further amended by that certain Sixth Amendment to the Research Agreement dated November 28, 2011

10.27**	Lease Agreement, dated as of April 21, 2008, by and between Shaw Investment Company, LLC and Surgi-Vision, Inc., as amended by that certain Amendment to Lease dated January 20, 2011

10.28**	Separation Agreement, dated as of April 30, 2010, by and between John Thomas and SurgiVision, Inc.

10.29**	SurgiVision, Inc. Cardiac EP Business Participation Plan

10.30**	Cardiac EP Business Participation Plan Award Agreement, dated June 3, 2010, by and between SurgiVision, Inc. and Nassir F. Marrouche

10.31**	Amended and Restated Key Personnel Incentive Award Agreement, dated June 2, 2010, by and between SurgiVision, Inc. and Paul A. Bottomley

10.32**	Key Personnel Incentive Award Agreement, dated June 2, 2010, by and between SurgiVision, Inc. and Paul A. Bottomley

10.33**	Amended and Restated Key Personnel Incentive Award Agreement, dated June 2, 2010, by and between SurgiVision, Inc. and Parag V. Karmarkar

10.34**	MRI Interventions, Inc. 2012 Incentive Compensation Plan

10.35**	MRI Interventions, Inc. 2012 Incentive Compensation Plan Form of Incentive Stock Option Agreement

10.36**	MRI Interventions, Inc. 2012 Incentive Compensation Plan Form of Non-Qualified Stock Option Agreement

10.37†	Amendment No. 1 to Loan Agreement Secured Convertible Promissory Notes and Patent Security Agreement effective February 2, 2012, between MRI Interventions, Inc. and Boston Scientific Corporation

10.38†	Omnibus Amendment No. 3 to Technology License Agreement and System and Lead Development and Transfer Agreement effective February 2, 2012, between MRI Interventions, Inc. and Boston Scientific Neuromodulation Corporation

**	Previously filed.

†	Confidential treatment requested under Rule 24b-2 under the Exchange Act. The confidential portions of this exhibit have been omitted and are marked accordingly. The confidential portions have been filed separately with the Securities and Exchange Commission pursuant to the confidential treatment request.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, MRI Interventions, Inc. has duly caused this Amendment No. 3 to The Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Memphis, State of Tennessee, on the 15th day of March, 2012.

MRI Interventions, Inc.

By:	/S/ KIMBLE L. JENKINS
Kimble L. Jenkins
Chief Executive Officer (principal executive officer)